Exhibit 99.1

FAIRWAY GROUP HOLDINGS CORP. REPORTS FIRST QUARTER FISCAL 2014 RESULTS

•                  Net sales increased 21% to $187 million

•                  Same store sales increased 1.4%

•                  Adjusted EBITDA increased 12% to $12.7 million

NEW YORK – August 8, 2013 – Fairway Group Holdings Corp. (“Fairway”) (NASDAQ: FWM), the parent company of Fairway Market, today announced financial results for its fiscal 2014 first quarter ended June 30, 2013.

Performance Highlights

•                  Net sales increased 21% to $187 million in the first quarter of fiscal 2014.   Same store sales in the quarter increased 1.4% over the prior year with customer transactions increasing 0.8% and basket size increasing 0.5%.

•                  Adjusted EBITDA increased 12% to $12.7 million in the first quarter.

“We are pleased to report strong operating results for the quarter, our first as a public company,” said Charles Santoro, Fairway’s Executive Chairman.  “Fairway remains on track with our long-term strategy designed to expand our store count and increase our margins.  We remain confident in our ability to execute these plans.”

Chief Executive Officer Herb Ruetsch added,” We executed well this quarter with improved gross margin performance and good control of our operating expenses despite the added costs associated with being a public company.  We feel good about our ability to continue to enhance gross margins and leverage our Central Services expenses over the full fiscal year.”

For more information regarding the calculation of non-GAAP financial metrics, see the discussion under the heading “Non-GAAP Financial Information” below.

Fairway Market Opens in the Chelsea Neighborhood of Manhattan

The Company opened its 13th location on July 24, 2013 in the Chelsea neighborhood of Manhattan.  The store, which is located on Avenue of the Americas (6th Avenue) between 25th and 26th Street, has 17,000 square feet of retail space and is Fairway’s 5th Manhattan location.

Company Completes IPO and Debt Re-Pricing

On April 22, 2013, Fairway completed an initial public offering (“IPO”) of approximately 15.7 million shares of common stock, including 2.3 million shares sold by existing stockholders.  The Company received approximately $158.8 million in net proceeds after deducting the underwriting discount and expenses related to the IPO which were charged directly to additional paid-in capital in the first quarter of fiscal 2014.  The Company used the net proceeds to pay approximately $76.8 million of preferred dividends, $9.2 million to terminate a management agreement with Sterling Investment Partners and approximately $8.1 million to pay contractual bonuses.  The remaining approximately $64.7 million is intended for new store growth and general corporate purposes.  The Company charged $18.1 million of IPO related expenses, including those noted above, to operating results in the first quarter of fiscal 2014 and has isolated these charges, where applicable, to facilitate a comparison of operating performance on a consistent basis from period-to-period.

During the quarter the Company also amended its existing senior credit facility.  The amendment revised certain terms and covenants contained in the existing $315 million credit agreement which among other things is expected to reduce the Company’s annualized cash interest payments by approximately $4.8 million.

Operating Results for the First Quarter of Fiscal 2014

For the first quarter of fiscal 2014, net sales increased $32 million, or 21%, to $187 million from $155 million in the first quarter of fiscal 2013.  Sales growth in the quarter was driven primarily by new store openings which contributed approximately 93% of the total sales growth, and this was complemented by an increase in same store sales of 1.4% which comprised the remaining approximately 7% of sales growth.  Same store sales growth in the quarter was driven by an increase in both customer transactions and average basket size which grew 0.8% and 0.5% respectively.   The same store sales metric for the quarter was negatively impacted by approximately 90 basis points due to the first quarter of the prior year having the benefit of the Easter/ Passover holidays.

Adjusted EBITDA increased 12% to $12.7 million in the first quarter of fiscal 2014 from $11.3 million in the first quarter of fiscal 2013.  The increase was primarily due to the contribution from new stores, gross margin improvement and the continued leveraging of Central Services expenses.  The Adjusted EBITDA margin was 6.8% in the quarter compared to 7.3% in the same period of the prior year.   The decrease in the Adjusted EBITDA margin was primarily due to higher operating expenses as a percentage of sales at the three new stores opened in fiscal 2013, which is typical for new locations during the first few quarters of operations.

The following table sets forth a reconciliation to Adjusted EBITDA from Net Loss:

EBITDA Reconciliation ($ in millions, % of net sales)

	13 weeks		13 weeks
Quarter Ended:	July 1, 2012		June 30, 2013

Net Loss	$(3.9)	(2.5)%	$(27.9)	(15.0)%

Management agreement termination	—	0.0%	9.2	4.9%
Contractual IPO bonuses	—	0.0%	8.1	4.3%
Other IPO related expenses	—	0.0%	0.8	0.4%
(+) Sub-total IPO transaction expenses	—	0.0%	18.1	9.7%
(+) Non-recurring items	1.6	1.0%	0.9	0.5%
(+) Management fees	0.8	0.5%	0.9	0.5%
(+) Interest expense, net	4.6	3.0%	5.4	2.9%
(+) Income tax (benefit) provision	(2.7)	(1.7)%	2.4	1.3%
(+) Store depreciation & amortization	3.5	2.3%	5.3	2.8%
(+) Corporate depreciation & amortization	1.0	0.6%	1.1	0.6%
(+) Equity compensation charge	0.0	0.0%	2.1	1.1%
(+) Store opening costs	5.8	3.7%	3.0	1.6%
(+) Production center start-up costs	—	0.0%	0.5	0.3%
(+) Pre-opening advertising costs	0.7	0.5%	1.0	0.5%
Adjusted EBITDA	$11.3	7.3%	$12.7	6.8%

Other Operating Items

Gross profit in the first quarter increased $10.7 million, or 21%, to $61.4 million from $50.7 million and gross margin improved to 32.9% from 32.8% in the prior year.  The increase in gross margin was primarily due to an increase in the merchandise margin partially offset by higher occupancy rates at our new locations.

General and administrative expenses in the quarter increased $21.5 million to $33.9 million from $12.4 million in the first quarter of the prior year.  The increase was primarily due to $18.1 million of expenses related to the IPO, an increase in equity compensation charges of approximately $2.0 million and an increase in public company costs of approximately $0.3 million.

Central Services, a component of general and administrative expenses that directly relate to the operation of our business, increased $1.5 million, or 18%, in the first quarter of fiscal 2014 to $9.9 million from $8.4 million in the first quarter of the prior year.  The increase is primarily due to the continued investments in management, information technology systems, infrastructure, marketing and compliance to support the continued execution of our growth as well as an increase in public company costs.  Central Services, as a percentage of sales, declined 10 basis points in the first quarter to 5.3% and excluding the public company costs, declined 20 basis points year over year.

The following table sets forth a reconciliation to Central Services from General and Administrative expenses:

Central Services Reconciliation ($ in millions, % of net sales)

	13 weeks		13 weeks
Quarter Ended:	July 1, 2012		June 30, 2013

CENTRAL SERVICES
General & administrative expenses	$12.4	8.0%	$33.9	18.2%
Management agreement termination	—	0.0%	9.2	4.9%
Contractual IPO bonuses	—	0.0%	8.1	4.3%
Other IPO related expenses	—	0.0%	0.8	0.4%
(-) Sub-total IPO transaction expenses	—	0.0%	18.1	9.7%
(-) Management fees	0.8	0.5%	0.9	0.5%
(-) Non-recurring items	1.6	1.0%	0.9	0.5%
(-) Corporate depreciation & amortization	1.0	0.6%	1.1	0.6%
(-) Equity compensation charge	0.0	0.0%	2.1	1.1%
(-) Pre-opening advertising costs	0.7	0.5%	1.0	0.5%
Central Services	$8.4	5.4%	$9.9	5.3%

Store-opening costs in the first quarter included approximately $2.9 million for our Chelsea location which opened in July 2013 and $0.1 million for the Nanuet, New York location expected to open in the fall of 2013.  These expenses decreased to $3.0 million from $5.8 million in the first quarter of the prior year.  In addition, the Company incurred $0.5 million of start-up costs for the new production center.  Approximately $0.8 million and $0.5 million of store opening and production center start-up costs in the first quarter of fiscal 2014 and in the first quarter of fiscal 2013, respectively, were non-cash charges primarily due to deferred rent.

The net loss in the first quarter was $27.9 million, compared to a net loss of $3.9 million in the first quarter of fiscal 2013.  The increase in the net loss was primarily due to transaction expenses and fees related to the IPO, a change in the income tax provision and an increase in non-cash equity compensation.  The adjusted net loss in the quarter was $2.4 million, a decrease of $1.5 million from the adjusted net loss of $3.8 million in the first quarter of the prior year.  See the discussion under the “Non-GAAP Financial Information” section below for an explanation of adjusted net loss.

The following table sets forth a reconciliation to Adjusted Net Loss from Net Loss:

Net Loss Reconciliation ($ in millions, % of net sales)

	13 weeks		13 weeks
Quarter Ended:	July 1, 2012		June 30, 2013

Net Loss	$(3.9)	(2.5)%	$(27.9)	(15.0)%

Management agreement termination	—	0.0%	9.2	4.9%
Contractual IPO bonuses	—	0.0%	8.1	4.3%
Other IPO related expenses	—	0.0%	0.8	0.4%
(+) Sub-total IPO transaction expenses	—	0.0%	18.1	9.7%
(+) Management fees	0.8	0.5%	0.9	0.5%
(+) Non-recurring items	1.6	1.0%	0.9	0.5%
(+) Non-cash interest	0.4	0.3%	1.2	0.6%
(+) Equity compensation charge	0.0	0.0%	2.1	1.1%
(+) Income tax (benefit) expense	(2.7)	(1.7)%	2.4	1.3%
Adjusted Net Loss	$(3.8)	(2.5)%	$(2.4)	(1.3)%

Other Items

•                  The Company ended the quarter with approximately $91 million of liquidity, which included approximately $70 million of cash and cash equivalents and approximately $21 million in borrowing capacity under the senior credit facility.

•                  The Company incurred a non-cash tax charge of $2.4 million in the quarter compared to a tax benefit of $2.7 million in the first quarter of fiscal 2013.  The non-cash tax charge for the full 2014 fiscal year is projected to be approximately $3.5 million.

Supplemental Non-GAAP Disclosure

This press release presents Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Adjusted EBITDA is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the business than GAAP measures can provide alone. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, store opening costs, production center start-up costs, transaction expenses, non-recurring expenses, equity compensation expenses, pre-opening advertising costs and management fees.

This press release presents Central Services, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Central Services is a useful performance measure and is used to facilitate an evaluation of infrastructure investments without distortions that may result from general and administrative expenses that do not directly relate to the operations of the business.  The Company defines Central Services as general and administrative expenses less: depreciation and amortization related to general and administrative activities, management fees, transaction expenses, pre-opening advertising costs, equity compensation and non-recurring items.

This press release presents adjusted net loss, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that adjusted net loss is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period without distortions that may result from one-time items and non-cash charges. The Company defines adjusted net loss as net loss plus any transaction expenses, non-recurring expenses, expenses that will not continue after the IPO and any other non-cash charges which may distort period comparisons.

Conference Call Information

Fairway will host a conference call today, August 8, 2013 at 8:30am. ET. The call, which will be hosted by Charles Santoro, Executive Chairman; Herb Ruetsch, Chief Executive Officer; and Edward Arditte, Executive Vice President and Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.fairwaymarket.com. The webcast will also be archived online until August 22, 2013 following the call.  In addition, listeners may dial (877) 353-0039 to access the live call.  A telephonic playback will be available after the call through Thursday, August 22, 2013. Participants can dial (855) 859-2056 to hear the playback and enter the conference passcode 22268220.

About Fairway Market

Fairway Market is a high-growth food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results. Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new and existing stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; the geographic concentration of our stores; our ability to maintain or improve our operating margins; our history of net losses; ordering errors or product supply disruptions in the delivery of perishable products; restrictions on our use of the Fairway name other than on the East Coast and in California and certain parts of Michigan and Ohio; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“SEC”), and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact

Fairway Group Holdings Corp.

Nicholas Gutierrez

Manager of Finance & Investor Relations

(646) 616-8103

nicholas.gutierrez@fairwaymarket.com

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except per share amounts)

	Quarter Ended
	March 31, 2013	June 30, 2013
		(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$21,723	$70,434
Accounts receivable, net	2,553	3,244
Merchandise inventories	24,759	25,606
Insurance claims receivable	5,184	1,235
Income tax receivable	817	696
Prepaid rent	3,146	4,250
Deferred financing fees	1,580	1,746
Prepaid expenses and other	5,604	4,896
Deferred income taxes	915	650
Total current assets	66,281	112,757

PROPERTY AND EQUIPMENT, NET	126,958	129,689
GOODWILL	95,412	95,412
INTANGIBLE ASSETS, NET	25,729	25,656
DEFERRED INCOME TAXES	3,781	1,722
OTHER ASSETS	20,340	19,655
Total assets	$338,501	$384,891

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$2,750	$2,750
Accounts payable	39,399	34,625
Accrued expenses and other	18,360	14,686
Total current liabilities	60,509	52,061

NONCURRENT LIABILITIES
Long-term debt, net of current maturities	256,563	253,281
Other long-term liabilities	22,629	24,637
Total liabilities	339,701	329,979

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK
Series A Preferred Stock, $0.001 par value per share, 52,982 shares authorized at March 31, 2013 and 0 shares authorized at June 30, 2013 and 43,058 shares issued and outstanding at March 31, 2013 and 0 shares issued and outstanding at June 30, 2013 (inclusive of cumulative deemed dividends of $28,353 and $0 at March 31, 2013 and June 30, 2013, respectively)	84,328	—
Series B Preferred Stock, $0.001 par value per share, 64,018 shares authorized at March 31, 2013 and 0 shares authorized at June 30, 2013 and 64,016.98 shares issued and outstanding at March 31, 2013 and 0 shares issued and outstanding at June 30, 2013 (inclusive of cumulative deemed dividends of $85,899 and $0 at March 31, 2013 and June 30, 2013, respectively)	149,916	—
Total redeemable preferred stock	234,244	—
STOCKHOLDERS’ (DEFICIT) EQUITY
Class A Common stock, $0.00001 par value per share, 150,000,000 shares authorized, 12,506,885 and 26,043,479 shares issued at March 31, 2013 and June 30, 2013, respectively	—	—
Class B Common stock, $0.001 par value per share, 31,000,000 shares authorized, 0 shares and 15,470,720 shares issued and outstanding at March 31, 2013 and June 30, 2013, respectively	—	15
Treasury stock at cost, 136,485 shares at March 31, 2013 and June 30, 2013	(1,500)	(1,500)
Additional paid-in capital	—	362,417
Accumulated deficit	(233,944)	(306,020)
Total stockholders’ (deficit) equity	(235,444)	54,912
Total liabilities, redeemable preferred stock and stockholders’ (deficit) equity	$338,501	$384,891

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands except share and per share amounts)

	Quarter Ended
	July 1,	June 30,
	2012	2013

Net sales	$154,683	$186,778

Cost of sales and occupancy costs (exclusive of depreciation and amortization)	103,996	125,378

Gross profit	50,687	61,400

Direct store expenses	34,484	44,132

General and administrative expenses	12,421	33,942

Store opening costs	5,774	2,986

Production center start-up costs	—	498

Loss from operations	(1,992)	(20,158)

Interest expense, net	(4,584)	(5,385)

Loss before income taxes	(6,576)	(25,543)

Income tax benefit (provision)	2,695	(2,403)

Net loss	(3,881)	(27,946)

Preferred stock dividends	6,682	44,130

Net loss attributable to common stock holders	$(10,563)	$(72,076)

Basic and diluted loss per common share	$(0.86)	$(2.11)

Weighted average common shares outstanding	12,309,976	34,198,047

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in thousands)

	Quarter Ended
	July 1,	June 30,
	2012	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,881)	$(27,946)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Deferred income taxes	(2,695)	2,324
Deferred rent	3,106	1,997
Depreciation and amortization of property and equipment	4,347	6,238
Amortization of intangibles	70	73
Amortization of discount on term loans and subordinated notes	96	775
Amortization of deferred financing fees	297	423
Amortization of prepaid rent	78	80
Non-cash stock compensation expense	26	2,055
Changes in operating assets and liabilities
Accounts receivable	(510)	(691)
Merchandise inventories	(2,410)	(847)
Insurance claims receivable	—	3,949
Prepaid expense and other	(3,734)	(440)
Other assets	(2,416)	681
Accounts payable	6,186	(4,774)
Accrued expenses and other	(524)	(3,664)

Net cash used in operating activities	(1,964)	(19,767)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(16,338)	(8,969)

Net cash used in investing activities	(16,338)	(8,969)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(500)	(688)
Proceeds from common shares issued in initial public offering, net of issuance costs	—	158,822
Dividends paid on preferred stock	—	(76,818)
Issuance costs from debt re-pricing	—	(3,869)

Net cash (used in) provided by financing activities	(500)	77,447

Net (decrease) increase in cash and cash equivalents	(18,802)	48,711

Cash and cash equivalents — beginning of period	30,172	21,723

Cash and cash equivalents — end of period	$11,370	$70,434

Cash paid during the period for
Interest	$4,287	$4,264
Income taxes	$32	—